Exhibit 10.5
[MONTH] [●], 2025

[Mr. / Ms. / Mrs.] [LAST NAME]
Claritev Corporation [ADDRESS]

Re: Severance Dear [NAME]:
Claritev Corporation, a Delaware corporation (the “Company”), considers your employment as [POSITION] with the Company valuable and desires to enter into this letter agreement to set forth the payments and benefits you will be entitled to receive in the event your employment is terminated under the circumstances described in this letter. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Company’s 2020 Omnibus Incentive Plan, as amended from time to time, (the “Omnibus Plan”).

If your employment is terminated by the Company other than for Cause (and not due to death or Disability) other than during the one-year period following a Change in Control, subject to your execution and non-revocation of a general release of claims in a form provided by the Company within sixty (60) days following the date your employment is terminated, and your compliance with any restrictive covenants to which you are subject (the “Restrictive Covenants”), you shall be entitled to an amount equal to [ ]1 times the sum of (1) your annual base salary and (2) your annual target bonus amount, in each case, as in effect on the date of termination, paid in substantially equal monthly installments for     months. If your employment is terminated by the Company other than for Cause (and not due to death or Disability) or by you for Good Reason, in each case, during the one- year period following a Change in Control, subject to your execution and non-revocation of a general release of claims in in a form provided by the Company within sixty (60) days following the date your employment is terminated, and your compliance with the Restrictive Covenants, you shall be entitled to an amount equal to [ ]2 times the sum of (1) your annual base salary and (2) your annual target bonus amount, in each case, as in effect on the date of termination, paid in substantially equal monthly installments for     months. If you become entitled to severance hereunder, subject to your timely election of, and continued eligibility for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay, or reimburse you for, the premium costs under COBRA for you and, where applicable, your eligible spouse and dependents, for the duration during which you receive severance payments under one of the Company’s group medical plans (with any direct payment by the Company or reimbursement to you treated as income to you); provided, that, if you obtain other employment that offers group health benefits, such payment or reimbursement by the Company shall immediately cease. In the event you violate any of the Restrictive Covenants, the Company shall immediately discontinue payment of any remaining payments described herein, and you shall promptly repay to the Company any payments already received.

“Good Reason” means that you resign your employment within one-hundred twenty (120) days following the initial occurrence of any of the following events that occurs after a Change in Control: (i) the Company takes action that causes a material adverse change in the nature or scope of your responsibilities, duties or authority; (ii) the Company requires you to relocate your principal place of work by more than sixty (60) miles from your then current principal place of work; (iii) Company materially reduces the amount of your annual base salary or target bonus amount, in each case, other than a proportional reduction as part of a generalized reduction in the base salaries of other similarly situated employees of the Company not to exceed 10% of base salary or target bonus opportunity then currently in effect; (iv) the failure of the Company’s successor to assume the obligations hereunder; or (v) any material breach by the Company of any material written agreement between the Company and you; provided, however, that you may not resign your employment for Good Reason unless: (I) you provide the Company with written notice, which shall include a specific description of the existence of the condition alleged to constitute Good Reason, within thirty (30) days after the first occurrence of such circumstances, (II) the Company has not remedied the alleged violation(s) within thirty (30) days of such notice, and (III) you actually

Exhibit 10.5
terminate your employment within sixty (60) days after Company’s thirty (30)-day cure period. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you.

In the event that (a) you are entitled to receive any payment, benefit or distribution of any type to or for your benefit, whether paid or payable, provided or to be provided, or distributed or distributable, pursuant to the terms of this letter agreement or otherwise (collectively, the “Payments”), and (b) the net after-tax amount of such payments, after you have paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments otherwise due to you in the aggregate, if such Payments were reduced to an amount equal to 2.99 times your “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to you shall be reduced to an amount that will equal 2.99 times your base amount. To the extent such aggregate “parachute payment” (as defined in Section 280G(b)(2) of the Code) amounts are required to be so reduced, the parachute payment amounts due to you (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described herein reduced last. All determinations required to be made pursuant to this provision shall be made by a public accounting firm retained by the Company (the “Accounting Firm”). You and the Company shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make such determination. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon the you and the Company.

This letter contains all of the understanding and representations between the Company and you relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any severance payments or rights to severance. The severance rights described herein shall be in lieu of any termination or severance payments or benefits for which you may be eligible pursuant to any other written agreement between you and the Company, under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. No amendment, modification, termination or waiver of any provision of this letter shall be effective unless the same shall be in writing and signed by you and the Company. This letter shall be binding on any successor of the Company, its assets or its business, in the same manner and to the same extent that the Company would be obligated under this letter.

Your employment remains at-will, meaning that you and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

The following Sections of the Omnibus Plan, are hereby incorporate by reference as the context may suggest, with references therein to “Plan” and “Award Agreements” intended to instead reference this letter and references to “Award” or “Awards” intended to instead reference the severance payments hereunder: Section 13(d)(i) (Tax Withholding); Section 13(n) (No Trust or Fund Created); Section 13(q) (Governing Law); Section 13(r) (Severability); Section 13(t) (Section 409A of the Code); and Section 13(w) (Right to Offset).

Please sign and date this letter agreement and return the signed copy to the Company’s [Chief People Officer] by [DATE], 2025.

[Signature Page Follows]

1 Note: Multiplier to be either 0.5x or 1.0x, paid over either 6 or 12 months.
2 Note: Multiplier to be either 1.0x or 1.5x, paid over either 12 or 18 months.

Exhibit 10.5

Very truly yours,
CLARITEV CORPORATION
By:
Name:
Title:

AGREED TO BY EXECUTIVE:

By:

Name:

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